CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-136467 of First Trust/Value Line(R) & Ibbotson Equity Allocation Fund on Form N-14 of our report dated July 14, 2006, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the references to us under the headings "Financial Statements" appearing in the Statement of Additional Information and "Independent Registered Public Accounting Firm", "Committees" and "Form of Agreement and Plan of Reorganization" appearing in the Prospectus.


DELOITTE & TOUCHE LLP
Chicago, Illinois

October 12, 2006